N-SAR Exhibit: Sub-item 77I
Legg Mason Partners Income Trust
Western Asset Short Duration Municipal Income Fund

Item 77I(b): Terms of New or Amended Securities
In response to Sub-Item 77I(b), the Registrant incorporates by reference the Amended and Restated Designation of Series and the Amended and Restated Designation of Classes to reflect the establishment of Class A2 shares as filed with the Securities and Exchange Commission pursuant to Rule 485(B) of the Securities Act of 1933, on post-effective Amendment No. 275 to Form N-1A, on November 14, 2014 (Accession No. 0001193125-14-418449).